Exhibit 99.1

NEWS RELEASE

MANITOWOC FOODSERVICE REPORTS SOLID SECOND QUARTER RESULTS

Continued solid delivery of operating improvements; reconfirming full-year margin guidance; adjusting sales and EPS guidance for softness in QSR market and Brexit impact; announces more Right-Sizing in second half

New Port Richey, FL. - August 11, 2016 - Manitowoc Foodservice, Inc. (NYSE: MFS), today announced solid financial results for its 2016 second quarter. Net sales in the second quarter were $368.4 million compared to $407.7 million in last year’s second quarter, a 9.6 percent decrease. However, prior year second quarter net sales included $35.1 million from Kysor Panel Systems (“KPS”), which was sold in December 2015 and excluded $1.6 million from Welbilt Manufacturing (Thailand), Ltd. (“Welbilt”), previously a 50 percent-owned joint venture of which we acquired the remaining 50 percent interest in October 2015. Adjusted for these items, organic net sales decreased by 1.5 percent in the second quarter compared to last year’s second quarter. In addition, foreign currency translation negatively impacted 2016 second quarter sales by $5.0 million, or 1.3 percent, resulting in a constant currency organic net sales decrease of 0.2 percent.

Year-to-date, net sales were $693.9 million compared to $753.1 million in the first six months of 2015, a 7.9 percent decrease. Prior year net sales in the first six months included $60.5 million from KPS and excluded $3.8 million from Welbilt. Adjusted for these items, year-to-date organic net sales decreased by 0.4 percent compared to the first six months of 2015. In addition, foreign currency translation negatively impacted year-to-date sales by $11.7 million, or 1.7 percent, resulting in a constant currency organic net sales increase of 1.3 percent compared to the first six months of 2015.

Net earnings in the second quarter were $15.1 million and diluted earnings per share were $0.11, compared to $36.9 million and $0.27 per share on a carve-out basis in the second quarter of 2015. Foreign currency translation negatively impacted 2016 second quarter net earnings by $0.2 million. Excluding restructuring and separation expenses, adjusted net earnings were $16.0 million and adjusted diluted earnings per share were $0.12 in the second quarter versus $37.0 million and $0.27 per share, respectively, on a carve-out basis in the second quarter of 2015. Earnings from operations were $49.8 million in the second quarter compared to $49.5 million in last year’s second quarter. As a percentage of net sales, earnings from operations were 13.5 percent in the quarter versus 12.1 percent in last year’s second quarter. Earnings before interest, taxes, other (income) expense and amortization (excluding separation and restructuring expenses), or “Adjusted Operating EBITA”, were $59.3 million in the second quarter versus $57.7 million in last year’s second quarter, a 2.8 percent increase. As a percentage of net sales, our second quarter Adjusted Operating EBITA margin was 16.1 percent versus 14.2 percent last year, a 190 basis point improvement. Adjusted Operating EBITA in the quarter also improved by 200 basis points versus the first quarter of this year. Prior year second quarter Adjusted Operating EBITA included $3.8 million from KPS. The main drivers of the margin improvement in the second quarter were savings from our Simplification and Right-Sizing initiatives, lower material and other manufacturing costs, partially offset by lower fixed cost absorption and higher incentive compensation. A reconciliation of GAAP net earnings and diluted earnings per share to adjusted net earnings, adjusted diluted earnings per share, and Adjusted Operating EBITA is provided later in this announcement.

Year-to-date, net earnings were $33.2 million and diluted earnings per share were $0.24, compared to $50.9 million and $0.37 per share on a carve-out basis for the first six months of 2015. Foreign currency translation negatively impacted 2016 six month net earnings by $0.1 million. Excluding restructuring and separation expenses, adjusted net earnings were $36.9 million and adjusted diluted earnings per share were $0.27 year-to-date versus $51.5 million and $0.37 per share, respectively, on a carve-out basis for the six month period in 2015. Earnings from operations were $83.5 million year-to-date compared to $65.2 million in the first six months of 2015. As a percentage of net sales, earnings from operations were 12.0 percent year-to-date versus 8.7 percent for the six month period in 2015. Adjusted Operating EBITA was $105.1 million year-to-date versus $81.9 million in the first six months of 2015, a 28.3 percent increase. As a percentage of net sales, year-to-date 2016 Adjusted Operating EBITA margin was 15.1 percent versus 10.9 percent for the six month period in 2015, a 420 basis point improvement. Prior year Adjusted Operating EBITA for the first six months included $4.9 million from KPS and excluded $0.1 million from Welbilt.

“We continued to execute well in the second quarter against our key 2016 objectives to “Deliver” on our margin improvement target and to “De-Lever” our balance sheet,” said Hubertus Muehlhaeuser, Manitowoc Foodservice’s President and CEO. “Our focus on improving our operations with our Simplification and Right-Sizing initiatives was evidenced by the delivery of the fourth consecutive quarter of improved Adjusted Operating EBITA margins. Within Simplification, we pruned approximately 3 percent of our equipment SKUs during the quarter, bringing our total equipment SKU reduction to nearly 8 percent since we adopted the 80/20 methodology. Within Right-Sizing during the quarter, we successfully completed the closure of our Cleveland, Ohio plant after transferring the production of that plant's products to three receiving plants - all with minimal disruptions for our customers while maintaining product quality and with a significantly improved cost structure. These actions, along with our previously completed transfer of our Manitowoc® Ice Machine assembly to our Monterrey plant, addressed approximately 10 percent of our 20 percent manufacturing capacity reduction target. We also began the journey of de-levering our balance sheet this quarter by paying down $38.3 million of debt.”

Today, the company is also announcing the next steps in Right-Sizing its global manufacturing capacity by transferring manufacturing from its Sellersburg, Indiana plant to its plants in Tijuana and Monterrey, Mexico and subsequently closing the Sellersburg plant, which is anticipated to occur by early 2017. The company will also transfer the products made at its Singapore plant to its plants in Prachinburi, Thailand and Foshan, China. Subsequently, the company will close the Singapore plant which should occur by the end of the third quarter of 2016. The company expects to incur approximately $3 million of restructuring expenses in 2016 related to the product transfers and plant closures and will have achieved the majority of its rightsizing milestone of 20 percent manufacturing capacity reduction by the end of 2016.

“Second quarter organic net sales in constant currency were flat primarily due to softness in the Quick Service Restaurant (“QSR”) market in North America. While we expect this softness to continue, we do expect sales growth in the second half of 2016 as we introduce and roll out new products over the next several months with a couple of large QSRs. We also expect the recent weakening of the British pound following the United Kingdom's vote to exit the European Union ("Brexit") to have a negative impact on foreign currency translation over the balance of 2016.”

“Our focus on improving our operations remains steadfast. This journey to improve our margins to industry-competitive levels is a multi-year one and while we have made great progress to date, we are still early in the journey and it is critical to our long-term success to remain very disciplined in the ongoing execution of our Simplification and Right-Sizing initiatives," concluded Muehlhaeuser.

Segment Discussion
Net sales in our Americas segment decreased 13.1 percent in the quarter to $301.2 million from $346.7 million in last year’s second quarter. Adjusted for the divestiture of KPS, organic net sales decreased by 3.3 percent from $311.6 million in the same period last year. Intersegment net sales decreased $5.5 million and organic third party net sales decreased $4.9 million in the quarter compared to last year’s second quarter. We continued to see softness in hot-side products and the expected seasonal increase in ice machine sales was slower to materialize in the second quarter than anticipated. In addition, foreign currency had a $2.7 million negative impact on organic third party net sales in the quarter. Year-to-date, net sales were $564.8 million versus $640.4 million last year. Adjusted for the divestiture of KPS, net sales decreased 2.6 percent from $579.9 million in the six month period last year. Intersegment sales decreased $11.4 million and organic third party net sales decreased $3.7 million year-to-date compared to the six month period last year. Year-to-date, foreign currency translation had a $6.1 million negative impact on organic third party net sales. Second quarter Operating EBITA in the Americas segment was $55.0 million compared to $51.7 million in the second quarter of 2015. As a percentage of net sales, our Operating EBITA margin was 18.3 percent in the second quarter versus 14.9 percent in the same period last year. The Operating EBITA margin increase was primarily driven by savings from our Simplification and Right-Sizing initiatives, improvement in our KitchenCare® operations, operating efficiency improvements, and the sale of KPS. Year-to-date, Americas segment Operating EBITA was $101.7 million versus $79.7 million for the first six months of last year. As a percentage of net sales, year-to-date Operating EBITA was 18.0 percent versus 12.4 percent for the first six months of last year.

Net sales in our EMEA segment were $76.3 million, a 0.7 percent increase from $75.8 million in the second quarter of 2015. Intersegment net sales decreased $1.6 million and third party net sales increased $2.1 million in the quarter compared to last year’s second quarter. The third party net sales increase was driven primarily by strong sales of the Merrychef® eikon® e2s high-speed ovens, KitchenCare improvement in the region, and pricing realization from the 80/20 simplification initiative. Foreign currency translation partially offset these positive drivers with a $1.4 million negative impact on third party net sales in the quarter. Year-to-date, net sales in our EMEA segment were $144.9 million versus $146.0 million last year. Intersegment net sales decreased $7.1 million and organic third party net sales increased $6.0 million year-to-date compared to the six month period last year. Year-to-date, foreign currency translation had a $3.7 million negative impact on third party net sales. Second quarter Operating EBITA in the EMEA segment was $10.1 million compared to $6.8 million in the second quarter of 2015. As a percentage of net sales, our Operating EBITA margin was 13.2 percent in the second quarter versus 9.0 percent in the same period last year. The Operating EBITA margin increase was primarily driven by savings from our Simplification and Right-Sizing initiatives, better product mix from our new product introductions, and operating efficiency improvements. Year-to-date, the EMEA segment Operating EBITA was $16.9 million versus $10.5 million in the same period last year. As a percentage of net sales, year-to-date Operating EBITA was 11.7 percent versus 7.2 percent in the same period last year.

Net sales in our APAC segment were $43.1 million, a 5.5 percent decrease from $45.6 million from last year’s second quarter. Adjusted for the acquisition of Welbilt, organic net sales decreased 8.7 percent from $47.2 million in the same period last year. Intersegment net sales decreased $1.1 million and organic third party net sales decreased $3.0 million in the quarter compared to last year’s second quarter. The organic third party net sales decrease was mainly due to lower QSR new store openings in China and softer general market sales in the quarter. Also, foreign currency translation had a $0.9 million negative impact on organic third party net sales in the quarter. Year-to-date, net sales in our APAC segment were $82.0 million versus $86.9 million in the same period last year. Adjusted for the acquisition of Welbilt, organic net sales decreased 9.6 percent from $90.7 million in the six month period last year. Intersegment net sales decreased $3.9 million and organic third party net sales decreased $4.8 million year-to-date compared to the six month period last year. Year-to-date, foreign currency translation had a $1.9 million negative impact on organic third party net sales. Second quarter Operating EBITA in the APAC segment was $4.2 million compared to $6.2 million in the second quarter of 2015. As a percentage of net sales, our Operating EBITA margin was 9.7 percent in the first quarter versus 13.6 percent in the same period last year. The Operating EBITA margin decrease was primarily driven by the negative impact of lower sales volumes on fixed cost absorption, partially offset by savings from our Simplification and Right-Sizing Initiatives and restructuring charges. Year-to-date, the APAC segment Operating EBITA was $7.3 million versus $10.2 million last year. As a percentage of net sales, year-to-date Operating EBITA was 8.9 percent versus 11.7 percent last year.

Liquidity Discussion
Free cash flow was $23.5 million in the quarter. Accounts receivable increased $13.9 million due to higher sales in the second quarter compared sequentially to the first quarter, while inventory and accounts payable balances were generally stable. Other assets and other current and long-term liabilities were a net $9.1 million source of cash in the second quarter, mainly due to rebate accruals that will be paid after year end. During the quarter, we paid down outstanding debt by $38.3 million including $25.0 million on Term Loan B.

2016 Guidance
We are reaffirming our full-year 2016 guidance for Adjusted Operating EBITA margin, and are updating our guidance for organic net sales and adjusted diluted EPS due to the ongoing softness in the QSR market in North America and the impact of Brexit on foreign currency translation. The details of our guidance are:

•	Organic net sales: up 1 to 3 percent of 2015 organic net sales;

•	Adjusted Operating EBITA margin: between 16 and 17 percent;

•	Interest expense: between $82 and $86 million;

•	Effective tax rate: between 26 and 29 percent excluding discrete items or between 23 and 26 percent inclusive of discrete items realized year-to-date;

•	Adjusted diluted EPS: between $0.60 and $0.70 per share;

•	Amortization expense: between $30 and $33 million;

•	Depreciation expense: between $17 and $20 million;

•	Capital expenditures: between $23 and $27 million; and

•	Debt reduction: between $120 and $140 million.

About Manitowoc Foodservice, Inc.
Manitowoc Foodservice, Inc. designs, manufactures and supplies best-in-class food and beverage equipment for the global commercial foodservice market, offering customers unparalleled operator and patron insights, collaborative kitchen solutions, culinary expertise and world-class implementation support and service. Headquartered in the Tampa Bay area, Florida, and operating 19 manufacturing facilities throughout the Americas, Europe and Asia, the company sells through a global network of over 3,000 distributors and dealers in over 100 countries. The company has approximately 5,500 employees and generated sales of $1.57 billion in 2015. Its portfolio of 23 award-winning brands includes Cleveland™, Convotherm®, Delfield®, Fabristeel™, Frymaster®, Garland®, INDUCS™, Kolpak®, Koolaire®, Lincoln®, Manitowoc® Beverage Systems, Manitowoc® Ice, Merrychef®, Multiplex®, Servend® and Welbilt®. For more information, visit www.mtwfs.com.

Forward-looking Statements
This announcement includes "forward-looking statements" intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995 (the “Act”). Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Act. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as "intends," "expects," "anticipates," "targets," "estimates," and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•	world economic factors and the ongoing economic uncertainty and changes in industry conditions;

•	the impact of our separation from The Manitowoc Company, Inc. and risks relating to our ability to operate effectively as an independent, publicly traded company;

•	realization of anticipated earnings enhancements, cost savings, strategic options and other synergies and the anticipated timing to realize those enhancements, savings, synergies, and options;

•	issues relating to the ability to timely and efficiently execute on manufacturing strategies, including our simplification and right-sizing initiatives and related workforce reductions and ramp-ups;

•	our ability to retain our executive management team and to attract qualified new personnel;

•	availability of raw materials and changes in raw material prices, commodity prices and hedges in place;

•	unanticipated changes in capital and financial markets;

•	the ability to generate cash and manage working capital consistent with our stated goals;

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our debt obligations;

•	changes in the interest rate environment and currency fluctuations;

•	the successful development and market acceptance of innovative new products;

•
the ability to focus and capitalize on product quality and reliability and unanticipated issues associated with the quality of materials and components sourced from third parties and the resolution of those issues;

•	actions by competitors including competitive pricing;

•	unanticipated issues associated with refresh/renovation plans, new product rollouts and/or new equipment rollouts by national restaurant accounts and global chains;

•	consumer demand for products from the quick-service restaurant chains and kiosks;

•	foodservice equipment replacement cycles in the U.S. and other mature markets;

•	expansion of customers, changes in the markets we serve, and demand for foodservice equipment in emerging markets;

•	weather;

•	work stoppages, labor negotiations, availability of skilled labor, labor rates and temporary labor;

•	laws and regulations, including changes in laws and regulations and their enforcement around the world;

•	risks associated with data and information security and technology systems and protections;

•	potential global events resulting in market instability including financial bailouts and defaults of sovereign nations;

•	actions of activist shareholders;

•	political factors, military and terrorist activities, health outbreaks, and natural disasters; and

•	risks and other factors included in our filings with the United Stated Securities and Exchange Commission.

Manitowoc Foodservice undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

For more information, contact:
Rich Sheffer
Vice President of Investor Relations and Treasurer
Manitowoc Foodservice, Inc.
+1 (727) 853-3079
Richard.sheffer@mtwfs.com

MANITOWOC FOODSERVICE, INC.
Unaudited Consolidated (Condensed) Financial Information
For the Three and Six Months Ended June 30, 2016 and 2015
(In millions, except share data)

STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
Millions of dollars, except per share data	2016	2015	2016	2015
Net sales	$368.4	$407.7	$693.9	$753.1
Cost of sales	233.7	280.8	441.6	519.6
Gross profit	134.7	126.9	252.3	233.5
Selling, general and administrative expenses	75.4	69.2	147.2	151.6
Amortization expense	7.9	7.9	15.7	15.7
Separation expense	1.3	0.5	4.3	0.5
Restructuring expense (income)	0.3	(0.2)	1.6	0.5
Earnings from operations	49.8	49.5	83.5	65.2
Interest expense	27.0	0.4	35.5	0.7
Interest (income) expense on notes with MTW - net	—	(4.6)	0.1	(9.3)
Other (income) expense - net	3.6	(0.2)	6.0	(0.6)
Earnings before income taxes	19.2	53.9	41.9	74.4
Income taxes	4.1	17.0	8.7	23.5
Net earnings	$15.1	$36.9	$33.2	$50.9
Per Share Data
Earnings per common share - Basic	$0.11	$0.27	$0.24	$0.37
Earnings per common share - Diluted	$0.11	$0.27	$0.24	$0.37
Weighted average shares outstanding - Basic	137,131,572	137,016,712	137,105,290	137,016,712
Weighted average shares outstanding - Diluted (1)	138,374,379	137,016,712	138,356,213	137,016,712
(1) On March 4, 2016, MTW distributed 137.0 million shares of MFS common stock to MTW shareholders, thereby completing the Spin-Off. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of MFS shares outstanding immediately following this transaction. The same number of shares was used to calculate basic and diluted earnings per share, for the prior period presented, since no equity awards were outstanding prior to the Spin-Off.

MANITOWOC FOODSERVICE, INC.
Consolidated (Condensed) Financial Information
As of June 30, 2016 (Unaudited) and December 31, 2015
(In millions, except share data)

BALANCE SHEETS

	June 30,	December 31,
Millions of dollars, except share data	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$40.7	$32.0
Restricted cash	0.4	0.6
Accounts receivable, less allowances of $3.7 and $4.0, respectively	100.7	63.8
Inventories — net	163.6	145.9
Prepaids and other current assets	10.7	10.3
Current assets held for sale	6.2	—
Total current assets	322.3	252.6
Property, plant and equipment — net	111.4	116.4
Goodwill	845.9	845.8
Other intangible assets — net	503.3	519.6
Other non-current assets	24.1	15.9
Long-term assets held for sale	—	3.7
Total assets	$1,807.0	$1,754.0
Liabilities and Equity
Current Liabilities:
Accounts payable	$124.4	$129.0
Accrued expenses and other liabilities	146.3	157.6
Short-term borrowings	0.1	—
Current portion of long-term debt and capital leases	1.3	0.4
Product warranties	31.1	34.3
Total current liabilities	303.2	321.3
Long-term debt and capital leases	1,369.9	2.3
Deferred income taxes	152.8	167.9
Pension and postretirement health obligations	58.8	33.3
Other long-term liabilities	33.4	20.5
Total non-current liabilities	1,614.9	224.0
Total Equity:
Common stock (300,000,000 and 0 shares authorized, 137,221,917 shares and 0 shares issued and 137,182,606 shares and 0 shares outstanding, respectively)	1.4	—
Additional paid-in capital (deficit)	(90.8)	—
Retained earnings	17.9	—
Net parent company investment	—	1,253.2
Accumulated other comprehensive loss	(39.6)	(44.5)
Total equity	(111.1)	1,208.7
Total liabilities and equity	$1,807.0	$1,754.0

MANITOWOC FOODSERVICE, INC.
Unaudited Consolidated (Condensed) Financial Information
Six months ended June 30, 2016 and 2015
(In millions)

CASH FLOW STATEMENTS

	Six Months Ended June 30,
Millions of dollars	2016	2015
Cash Flows From Operating Activities
Net earnings	$33.2	$50.9
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation	8.8	10.0
Amortization of intangible assets	15.7	15.7
Amortization of deferred financing fees	1.9	—
Deferred income taxes	(5.7)	3.5
Stock-based compensation expense	3.4	1.6
Loss on sale of property, plant, and equipment	0.1	0.3
Changes in operating assets and liabilities, excluding the effects of business acquisitions or dispositions:
Accounts receivable	(22.3)	(29.6)
Inventories	(17.7)	(27.0)
Other assets	(14.6)	(2.6)
Accounts payable	(4.3)	(18.0)
Other current and long-term liabilities	3.7	(15.1)
Net cash provided by (used for) operating activities	2.2	(10.3)
Cash Flows From Investing Activities
Capital expenditures	(6.2)	(6.7)
Changes in restricted cash	0.2	(0.3)
Net cash used for investing activities	(6.0)	(7.0)
Cash Flows From Financing Activities
Proceeds from long-term debt and capital leases	1,457.0	0.4
Repayments on long-term debt and capital leases	(49.6)	(0.2)
Debt issuance costs	(40.9)	—
Changes in short-term borrowings	0.1	—
Dividend paid to MTW	(1,362.0)	—
Net transactions with MTW	7.6	16.3
Exercises of stock options	0.4	—
Net cash provided by financing activities	12.6	16.5
Effect of exchange rate changes on cash	(0.1)	(0.9)
Net increase (decrease) in cash and cash equivalents	8.7	(1.7)
Balance at beginning of period	32.0	16.5
Balance at end of period	$40.7	$14.8

SEGMENT INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2016	2015	2016	2015
Net sales:
Americas	$301.2	$346.7	$564.8	$640.4
EMEA	76.3	75.8	144.9	146.0
APAC	43.1	45.6	82.0	86.9
Elimination of intersegment sales	(52.2)	(60.4)	(97.8)	(120.2)
Total net sales	$368.4	$407.7	$693.9	$753.1

Earnings before interest, taxes, other (income) expense and amortization (Operating EBITA):
Net earnings	$15.1	$36.9	$33.2	$50.9
Income taxes	4.1	17.0	8.7	23.5
Other (income) expense - net	3.6	(0.2)	6.0	(0.6)
Interest (income) expense on notes with MTW - net	—	(4.6)	0.1	(9.3)
Interest expense	27.0	0.4	35.5	0.7
Earnings from operations	49.8	49.5	83.5	65.2
Amortization expense	7.9	7.9	15.7	15.7
Earnings before interest, taxes, other (income) expense and amortization (Operating EBITA)	$57.7	$57.4	$99.2	$80.9

Earnings before interest, taxes, other (income) expense and amortization (Operating EBITA) by segment:
Americas	$55.0	$51.7	$101.7	$79.7
EMEA	10.1	6.8	16.9	10.5
APAC	4.2	6.2	7.3	10.2
Corporate and unallocated	(11.6)	(7.3)	(26.7)	(19.5)
Total earnings before interest, taxes, other (income) expense and amortization (Operating EBITA)	$57.7	$57.4	$99.2	$80.9

Operating EBITA % by segment (1) :
Americas	18.3%	14.9%	18.0%	12.4%
EMEA	13.2%	9.0%	11.7%	7.2%
APAC	9.7%	13.6%	8.9%	11.7%
(2) Operating EBITA % in the section above is calculated by dividing the dollar amount of Operating EBITA by net sales.

Net sales by geographic area (2) :
United States	$244.1	$281.2	$456.2	$516.4
Other Americas	24.0	26.9	47.0	51.0
EMEA	63.6	61.5	120.8	114.8
APAC	36.7	38.1	69.9	70.9
Total net sales by geographic area:	$368.4	$407.7	$693.9	$753.1
(2) Net sales in the section above are attributed to geographic regions based on location of customer.

NON-GAAP FINANCIAL MEASURES

In this release, the company refers to various non-GAAP measures. We believe that these measures are helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items.

FREE CASH FLOW

	Three Months Ended June 30,		Six Months Ended June 30,
Millions of dollars	2016	2015	2016	2015
Net cash used for operating activities	25.2	(2.6)	2.2	(10.3)
Capital expenditures	(1.7)	(3.5)	(6.2)	(6.7)
Free cash flow (1)	$23.5	$(6.1)	$(4.0)	$(17.0)
(1) Free cash flow represents operating cash flows less property, plant, and equipment additions.

ADJUSTED OPERATING EBITA

In addition to analyzing its results on a U.S. GAAP basis, management also reviews its results on an "Operating EBITA" basis. Operating EBITA is defined as earnings before interest, taxes, other (income) expense and amortization. Management uses Operating EBITA as the basis on which it evaluates its financial performance and makes resource allocation and other operating decisions. Management considers it important that investors review the same operating information that it uses. In addition, the table below also presents Adjusted Operating EBITA which is defined as earnings before interest, taxes, other (income) expense and amortization plus certain items such as certain restructuring and separation charges.

	Three Months Ended June 30,		Six Months Ended June 30,
Millions of dollars	2016	2015	2016	2015
Net earnings	$15.1	$36.9	$33.2	$50.9
Income taxes	4.1	17.0	8.7	23.5
Other (income) expense, net	3.6	(0.2)	6.0	(0.6)
Interest (income) expense on notes with MTW - net	—	(4.6)	0.1	(9.3)
Interest expense	27.0	0.4	35.5	0.7
Restructuring expense (income)	0.3	(0.2)	1.6	0.5
Separation expense	1.3	0.5	4.3	0.5
Amortization expense	7.9	7.9	15.7	15.7
Adjusted earnings before interest, taxes, other (income) expense and amortization (Adjusted Operating EBITA)	$59.3	$57.7	$105.1	$81.9

Adjusted Operating EBITA margin (1):	16.1%	14.2%	15.1%	10.9%
(1) Adjusted Operating EBITA margin in the section above is calculated by dividing the dollar amount of adjusted EBITA by net sales.

ADJUSTED NET EARNINGS

In this release, the company refers to adjusted net earnings. We believe this measure is helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of certain items such as certain restructuring and separation charges. Adjusted net earnings before certain items reconciles to net sales presented according to GAAP as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Adjusted net earnings
Net earnings	$15.1	$36.9	$33.2	$50.9
Restructuring expense - net of tax	0.1	(0.2)	1.0	0.3
Separation expense - net of tax	0.8	0.3	2.7	0.3
Adjusted net earnings	$16.0	$37.0	$36.9	$51.5

Adjusted net earnings per share
Diluted earnings per share	$0.11	$0.27	$0.24	$0.37
Restructuring expense per share - net of tax	—	—	0.01	—
Separation expense per share - net of tax	0.01	—	0.02	—
Adjusted net earnings per share	$0.12	$0.27	$0.27	$0.37

ORGANIC NET SALES AND ORGANIC NET SALES IN CONSTANT CURRENCY

In this release, the company refers to organic net sales and organic net sales in constant currency. We believe this measure is helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of acquisitions and divestitures and also before the impact of acquisitions, divestitures and foreign currency translation. Organic net sales and organic net sales in constant currency reconcile to net sales presented according to GAAP as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$368.4	$407.7	$693.9	$753.1
Less: Kysor Panel Systems sales	—	(35.1)	—	(60.5)
Plus: Welbilt Thailand sales	—	1.6	—	3.8
Organic net sales	$368.4	$374.2	$693.9	$696.4
Foreign currency translation	5.0	—	11.7	—
Organic net sales in constant currency	$373.4	$374.2	$705.6	$696.4